Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS $559 MILLION IN THIRD QUARTER AND

$1.3 BILLION YEAR-TO-DATE

Strong quarterly earnings and capital growth

Credit quality deterioration eases

PITTSBURGH, Oct. 22, 2009 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $559 million, or $1.00 per diluted common share, for the third quarter of 2009 compared with net income of $207 million, or $.14 per diluted common share, for the second quarter of 2009. For the first nine months of 2009, the company earned net income of $1.30 billion, or $2.17 per diluted common share. Net income was $1.16 billion, or $3.23 per diluted common share, for the first nine months of 2008.

“PNC continued to demonstrate its resiliency in the economic downturn with strong third quarter earnings growth,” said James E. Rohr, chairman and chief executive officer. “Once again we delivered pretax pre-provision earnings significantly in excess of our credit costs resulting in growth in capital. We strengthened our balance sheet which we believe is well positioned as the economy begins to recover and the pace of credit quality deterioration eases. Sales across the franchise were strong and we see growing momentum as we added clients and deepened customer relationships in the quarter. We are building on the value of our combined company and are well prepared for the first wave of National City client conversions in early November. As our results demonstrate, we continue to execute against our plans to deliver significant shareholder value now and in the future.”

HIGHLIGHTS

•	Pretax pre-provision earnings of $1.7 billion exceeded the provision for credit losses by more than $750 million in the third quarter of 2009.

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Total revenue of $4.0 billion for the quarter reflected strong net interest income and noninterest income as PNC’s diverse sources of revenue continued to deliver high quality results. The net interest margin increased 16 basis points linked quarter to 3.76 percent for the third quarter of 2009 primarily due to a substantial reduction in the overall cost of funds.

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•	Expenses remained well controlled and declined $279 million, or 10 percent, compared with the linked quarter.

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Capital ratios strengthened as PNC increased the estimated Tier 1 risk-based capital ratio by 30 basis points to 10.8 percent at September 30, 2009 and added 20 basis points to the estimated Tier 1 common equity ratio which was 5.5 percent at September 30, 2009. PNC plans to redeem the preferred shares issued under the TARP Capital Purchase Program when appropriate and in a shareholder-friendly manner, subject to approval by its banking regulators.

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PNC continued to maintain a strong liquidity position with an 87 percent loan to deposit ratio at September 30, 2009 combined with significant liquid assets and borrowing capacity. Transaction deposits increased $1 billion during the third quarter, reflecting growth of approximately $3 billion before the impact of the required branch divestitures that included $2 billion of transaction deposits. During the quarter the company continued to manage deposit pricing, reducing nonrelationship certificates of deposit.

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Loans declined 3 percent during the quarter to $161 billion reflecting paydowns and reduced demand as customers decreased debt, as well as net charge-offs. PNC remains committed to responsible lending, and loans and commitments of approximately $28 billion were originated and renewed during the third quarter as the company continued to make credit available.

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Credit quality deterioration occurred at a slower pace during the third quarter. PNC strengthened loan loss reserves. The provision for credit losses exceeded net charge-offs by $264 million and the ratio of allowance for loan and lease losses to total loans increased to 2.99 percent at September 30, 2009 from 2.77 percent at June 30, 2009. Net charge-offs to average loans were 1.59 percent on an annualized basis for the third quarter down from 1.89 percent for the second quarter of 2009. The allowance for loan and lease losses of $4.8 billion combined with the fair value marks of $6.6 billion on acquired impaired loans represented approximately 7 percent of loans outstanding at September 30, 2009.

•	Overall the acquisition of National City Corporation continued to exceed expectations.

•	The transaction was accretive to year-to-date earnings and is expected to be accretive for the full year.

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Cost savings of approximately $200 million were realized in the third quarter, an increase of $60 million from the second quarter. This brings cumulative savings to more than $460 million, ahead of plan and on track to exceed the $1.2 billion two-year goal.

•	The required divestiture of 61 branches including $4.1 billion of deposits and $.8 billion of loans was completed by September 4, 2009.

•	The first major conversion of National City customers to the PNC platform is scheduled for completion by November 9, 2009, with the remaining conversions to be completed by June 2010.

•	Consolidation of bank charters is planned for early November 2009.

•	The combined company is committed to delivering the PNC brand for client and business growth.

PNC acquired National City on December 31, 2008. Consolidated financial information for all 2009 periods presented includes the impact of the acquisition. The increase in income statement comparisons to the prior year, except as noted, is primarily due to operating results of National City.

CONSOLIDATED REVENUE REVIEW

Net interest income was $2.2 billion for both the third and second quarters of 2009 and $1.0 billion for the third quarter of 2008. The net interest margin increased to 3.76 percent for the third quarter compared with 3.46 percent for the third quarter of 2008 and 3.60 percent for the second quarter of 2009. The increase in the net interest margin in the linked quarter comparison was primarily

PNC Earns $559 Million in Third Quarter and $1.3 Billion Year-To-Date – Page 3

due to a decline in deposit costs largely from deposit pricing initiatives and the reduction of high cost nonrelationship certificates of deposit and to a lower cost of borrowed funds. PNC continued to invest a portion of its available liquidity in lower risk assets, such as treasury, government agency and agency residential mortgage-backed securities, and to reduce borrowed funds.

Noninterest income was $1.8 billion for both the third and second quarters of 2009 and $654 million for the third quarter of 2008. Relationship-based fees grew in the linked quarter comparison as asset management revenue, service charges on deposits, consumer service fees and fund servicing revenue increased. Corporate services revenue decreased 5 percent from the second quarter primarily related to commercial mortgage servicing rights, and residential mortgage fees declined 16 percent from the linked quarter driven by lower loan origination revenue from a reduction in loan refinancing volume.

Net securities gains were $168 million for the third quarter of 2009 compared with $55 million for the third quarter of 2008 and $182 million in the second quarter of 2009. The third quarter 2009 securities gains related primarily to sales of non-agency and agency residential mortgage-backed securities. The net credit component of other-than-temporary impairments of securities recognized in earnings was a loss of $129 million in the third quarter of 2009, down from a loss of $155 million in the second quarter. Other noninterest income of $314 million in the third quarter of 2009 increased $17 million in the linked quarter comparison and included net asset valuation improvements.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the third quarter of 2009 was $2.4 billion compared with $1.1 billion in the prior year third quarter and $2.7 billion for the second quarter of 2009. The linked quarter decrease of $279 million, or 10 percent, was primarily due to a special FDIC assessment of $133 million in the second quarter of 2009, reversal of $66 million of an indemnification charge related to certain Visa litigation in the third quarter, cost savings related to the acquisition and lower integration costs. Integration costs in noninterest expense were $89 million for the third quarter of 2009, $125 million for the second quarter of 2009 and $14 million for the third quarter of 2008. The company realized approximately $200 million in cost savings related to the acquisition in the third quarter, an increase of $60 million from the second quarter of 2009. This brings cumulative savings to more than $460 million, on track to exceed the $1.2 billion two-year goal of reducing combined company annualized noninterest expense.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $271 billion at September 30, 2009 compared with $280 billion at June 30, 2009. The decrease was primarily due to a decline in the loan portfolio of $4.4 billion and lower interest-earning deposits with banks of $9.1 billion resulting from funding the branch divestitures, which included the sale of $4.1 billion of deposits and $.8 billion of loans, and funding a reduction in deposits and borrowed funds. These declines were somewhat offset by a $4.4 billion increase in investment securities.

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Average loans were $162 billion for the third quarter and decreased $7.0 billion, or 4 percent, compared with the second quarter of 2009. Average commercial loans declined by $5.1 billion, or 8 percent, average residential mortgage loans decreased by $1.0 billion, or 5 percent, and average commercial real estate loans were lower by $.9 billion, or 4 percent. Reduced loan demand, paydowns, lower utilization levels on commercial loans and net charge-offs contributed to the decreases. PNC is committed to providing credit and liquidity to qualified borrowers, and total loan originations and new commitments and renewals were approximately $28 billion in the third quarter of 2009, including $3.6 billion of originations for first mortgages, compared with $29 billion in the second quarter of 2009.

Average loans held for sale declined 22 percent to $3.7 billion in the third quarter of 2009 compared with $4.8 billion for the second quarter as a result of lower residential mortgage loan originations.

Average investment securities for the third quarter of 2009 were $53 billion, an increase of 4 percent compared with $51 billion in the linked quarter, driven by net securities purchases and improving valuations. During the third quarter, PNC continued to invest a portion of its available liquidity in lower risk investment securities, primarily treasury, government agency and agency residential mortgage-backed securities. This increase was partially offset by sales, primarily of agency residential mortgage-backed securities, prepayments and maturities. The September 30, 2009 investment securities balance included a net unrealized pretax loss of $2.2 billion representing the difference between fair value and amortized cost compared with net unrealized pretax losses of $3.8 billion at June 30, 2009 and $5.4 billion at December 31, 2008. The net unrealized pretax loss declined compared with both prior periods due to improving liquidity and pricing in non-agency securities markets primarily related to residential and commercial mortgage-backed securities.

Total deposits were $184 billion at September 30, 2009, a decrease of $6.6 billion from June 30, 2009. Branch deposits of $4.1 billion were divested during the third quarter of 2009, comprised of $2.2 billion of transaction and savings deposits and $1.9 billion of certificates of deposit. Average deposits declined to $189 billion for the third quarter of 2009 compared with $193 billion in the linked quarter. Average transaction deposits for the third quarter of $122 billion, consisting of money market, interest-bearing demand and demand and other noninterest-bearing deposits, increased $2.3 billion, or 2 percent, during the quarter including the impact of the branch divestitures. The net increase in transaction deposits resulted from strong customer relationship growth in many of PNC’s markets, seasonality of certain corporate client balances and customer preferences for liquidity in the low rate environment. Average retail certificates of deposit declined by $3.9 billion reflecting the run off of high cost nonrelationship accounts and the impact of the branch divestitures. Average other time deposits declined $2.4 billion, or 46 percent, during the quarter primarily as a result of the allowed run off of brokered certificates of deposit.

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Average borrowed funds for the third quarter of 2009 were $43 billion, a decline of $3.2 billion, or 7 percent, compared with the second quarter of 2009. The decrease was primarily due to maturities of $2.8 billion of Federal Home Loan Bank borrowings and $1.4 billion of bank notes partially offset by the third quarter issuance of $500 million of senior notes.

Capital levels grew during the third quarter of 2009. PNC increased the estimated Tier 1 risk-based capital ratio by 30 basis points to 10.8 percent at September 30, 2009 from 10.5 percent at June 30, 2009. The estimated Tier 1 common equity ratio increased by 20 basis points to 5.5 percent at September 30, 2009 from 5.3 percent at June 30, 2009. The increase in the ratios was primarily due to higher capital from retained earnings combined with a reduction in risk-weighted assets. Total shareholders’ equity grew by $3.5 billion during the year to date to $28.9 billion at September 30, 2009 from $25.4 billion at December 31, 2008.

PNC paid preferred stock dividends of $237 million in the first nine months of 2009 to the U.S. Department of the Treasury under the TARP Capital Purchase Program on $7.6 billion of preferred stock. PNC plans to redeem the Treasury Department’s investment when appropriate and in a shareholder-friendly manner, subject to approval by its banking regulators. In July and October 2009, the PNC board of directors declared a quarterly common stock cash dividend of 10 cents per share.

ASSET QUALITY REVIEW

Credit quality deterioration occurred at a slower pace during the third quarter of 2009. PNC’s pretax pre-provision earnings of $1.7 billion exceeded the provision for credit losses for the third quarter of $914 million by $755 million. The provision for credit losses was $1.1 billion in the second quarter of 2009. The company increased the allowance for loan and lease losses during the third quarter to $4.8 billion at September 30, 2009 from $4.6 billion at June 30, 2009. The allowance for loan and lease losses to total loans increased to 2.99 percent at September 30, 2009 compared with 2.77 percent at June 30, 2009. Net charge-offs for the third quarter of 2009 declined to $650 million, or 1.59 percent of average loans on an annualized basis, compared with $795 million, or 1.89 percent, for the second quarter of 2009. The decrease of $145 million in net charge-offs was primarily due to lower net charge-offs of $102 million in commercial real estate loans.

Nonperforming assets were $5.6 billion at September 30, 2009 compared with $4.7 billion at June 30, 2009, an increase of $988 million and lower than the increase in nonperforming assets between June 30 and March 31, 2009 of $1.1 billion. Nonperforming assets increased during the third quarter to 3.50 percent of total loans and foreclosed and other assets at September 30, 2009 compared with 2.81 percent at June 30, 2009. The increase related primarily to a $380 million increase in nonperforming commercial loans, a $296 million increase in nonperforming residential real estate loans and a $216 million increase in nonperforming commercial real estate loans, mainly residential real estate development projects. Nonperforming assets to total assets were 2.08 percent at September 30, 2009 compared with 1.66 percent at June 30, 2009. The allowance for loan and lease losses to nonperforming loans was 94 percent at September 30, 2009 and 110 percent at June 30, 2009.

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The allowance for loan and lease losses of $4.8 billion combined with the fair value marks of $6.6 billion on acquired impaired loans represented approximately 7 percent of loans outstanding at September 30, 2009.

BUSINESS SEGMENT RESULTS

PNC has three new reportable business segments in 2009: Asset Management Group, Residential Mortgage Banking, and Distressed Assets Portfolio. Certain prior period information has been reclassified to reflect current methodologies and current business and management structure. Operating results prior to 2009 do not reflect any impact of National City.

Retail Banking

Retail Banking earned $50 million for the third quarter of 2009 compared with $61 million in the second quarter of 2009. Retail Banking continued to maintain its focus on customer and deposit growth, employee and customer satisfaction, investing in the business for future growth, as well as disciplined expense management during this period of market and economic uncertainty.

Retail Banking overview:

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PNC’s customer retention efforts were successful and met expectations. The required branch divestitures impacted statistics for net new consumer and business checking relationships, online banking active customers and online bill payment active customers during the third quarter of 2009. Excluding the impact of the required divestitures, checking relationships grew 1 percent and active online banking and online bill payment customers grew 3 percent and 4 percent, respectively, during the quarter.

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Average deposit balances declined $3.6 billion from the second quarter due to the planned run off of higher rate certificates of deposit net of successful retention of customer relationships and the impact of branch divestitures. The deposit strategy of Retail Banking is to remain disciplined on pricing while targeting specific products and markets for growth. A continued decline in certificates of deposit is expected for the remainder of 2009 and into 2010.

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Average loan balances decreased $371 million compared with the linked quarter as education loan growth was offset by declines in commercial, floor plan, residential mortgage and home equity loans. In the current environment, consumer and commercial loan demand is being outpaced by refinances, paydowns and charge-offs.

•	Net interest income for the third quarter of 2009 declined $38 million, or 4 percent, compared with the second quarter primarily as a result of declining yields assigned to deposits.

•	Noninterest income for the quarter increased $5 million, or 1 percent, compared with the linked quarter as a result of higher service charges on deposits.

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Noninterest expense for the third quarter declined $25 million, or 2 percent, compared with the second quarter. Expenses were well managed as continued investments in distribution channels were partially offset by reductions in expenses from acquisitions and the required branch divestitures.

•	Provision for credit losses was $313 million for the third quarter of 2009 compared with $304 million in the second quarter.

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Retail Banking had 2,553 branches and an ATM network of 6,463 machines at September 30, 2009 giving PNC one of the largest distribution networks among U.S. banks. During the third quarter of 2009, PNC opened 7 traditional branches and 3 in-store branches, consolidated 2 branches, added 62 ATMs, and divested 61 branches and 73 ATMs.

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Corporate & Institutional Banking

Corporate & Institutional Banking earned $283 million in the third quarter of 2009 compared with $107 million in the second quarter of 2009. The increase in earnings resulted from a lower provision for credit losses. Revenue was strong at $1.3 billion, an increase of 3 percent from the second quarter.

Corporate & Institutional Banking overview:

•	Net interest income for the third quarter of 2009 was $915 million, an increase of $29 million compared with the second quarter of 2009 primarily due to higher loan spreads during the third quarter.

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Corporate service fees were $226 million in the third quarter of 2009 compared with $236 million in the linked quarter. The major components of corporate service fees are treasury management, corporate finance fees and commercial mortgage servicing revenue. The linked quarter decrease was primarily the result of a $16 million recovery in the valuation of commercial mortgage servicing rights in the previous quarter.

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Other noninterest income increased $14 million to $175 million in the third quarter of 2009 compared with the second quarter mainly due to higher gains on sales of impaired and unimpaired loans from portfolio management activities.

•	Noninterest expense was $459 million in the third quarter of 2009 compared with $467 million in the second quarter. The decrease was primarily from lower asset impairment costs.

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Provision for credit losses was $426 million in the third quarter of 2009 compared with $649 million in the second quarter of 2009. The provision related primarily to real estate, middle market and transportation related portfolios. Net charge-offs for the third quarter were $222 million, a $100 million decrease compared with the linked quarter. The largest decline in net charge-offs was in the middle market portfolio.

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Average loans were $70 billion for the third quarter of 2009 compared with $74 billion in the second quarter of 2009. The decrease was due to lower utilization levels among middle market and large corporate clients and asset-based lending clients who had lower inventory and receivable levels.

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Average deposits were $39 billion in the third quarter of 2009, an increase of $3.4 billion, or 9 percent, compared with the second quarter. Continued growth occurred primarily in noninterest-bearing demand and money market deposits, and included seasonal increases related to tax receipts of municipal and school district customers.

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The commercial mortgage servicing portfolio was $275 billion at September 30, 2009 compared with $269 billion at June 30, 2009 and $247 billion at September 30, 2008. Continued growth in the agency and conventional servicing portfolios was somewhat offset by a decline in the commercial mortgage-backed securities servicing portfolio.

Asset Management Group

Asset Management Group earned $35 million for the third quarter of 2009 compared with $8 million for the second quarter of 2009. Assets under management grew 6 percent during the third quarter, driving higher asset management fees. Total revenue of $225 million remained strong as the business continued to focus on client growth, retention and satisfaction. The increase in quarterly earnings was primarily attributable to a significantly lower provision for credit losses. Continued emphasis on cost reduction resulted in lower noninterest expense.

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Asset Management Group overview:

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Assets under management increased to $104 billion at September 30, 2009 compared with $98 billion at June 30, 2009 due to higher equity market values and improvement in net flows. Nondiscretionary assets under administration declined by $11 billion compared with June 30, 2009 due to lower institutional assets related to the exit of a noncore product offering.

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Noninterest income for the quarter of $155 million increased $4 million compared with the second quarter of 2009 as asset management fees were positively impacted by the improving equity markets, new business generation and a shift in assets into higher yielding equity investments.

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Net interest income for the third quarter of $70 million decreased $5 million compared with the linked quarter due to lower yields assigned to deposits in the declining rate environment and a reduction in higher yield loans.

•	Noninterest expense declined by $5 million to $162 million for the third quarter compared with the second quarter from continued expense discipline.

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Provision for credit losses was $9 million for the third quarter of 2009 compared with $46 million for the second quarter. The lower provision was attributable to consistent reserve levels resulting from stable credit quality and lower net charge-offs.

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Average loan balances decreased $120 million, or 2 percent, compared with the linked quarter as declines in commercial loans and residential mortgages were somewhat offset by home equity loan growth. Average deposits for the quarter declined $152 million, or 2 percent, compared with the second quarter due to the elimination of a deposit sweep product and the planned run off of high rate certificates of deposit.

Residential Mortgage Banking

Residential Mortgage Banking earned $91 million in the third quarter of 2009 compared with $92 million in the second quarter. Third quarter earnings were driven by lower noninterest expense and higher servicing revenue as payoff activity declined, somewhat offset by reduced loan sales revenue from lower loan origination volume and lower net interest income.

Residential Mortgage Banking overview:

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Total loan originations were $3.6 billion for the third quarter compared with $6.4 billion in the linked quarter, reflecting a significant drop in refinancing activity consistent with industry trends. Loans were primarily originated through direct channels under agency (FNMA, FHLMC, FHA/VA) guidelines.

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Residential mortgage loans serviced for others totaled $158 billion at September 30, 2009 compared with $161 billion at June 30, 2009. Payoffs slightly exceeded new direct loan origination volume during the quarter.

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Noninterest income was $209 million in the third quarter of 2009 compared with $245 million in the second quarter of 2009. The decline was due to lower loan sales revenue which decreased $68 million in the linked quarter comparison primarily driven by a reduction in the mortgage loan pipeline and compressed price margins. Net hedging gains on mortgage servicing rights increased slightly to $60 million in the third quarter. Loan servicing fees increased by $28 million over the previous quarter, benefitting from lower payoff volume.

•	Net interest income was $83 million in the third quarter of 2009 compared with $87 million in the second quarter.

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Noninterest expense was $141 million for the third quarter of 2009, down $35 million or 20 percent compared with the linked quarter. Lower origination volumes contributed to a decline in personnel expense and foreclosure costs decreased from second quarter 2009.

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The fair value of mortgage servicing rights was $1.3 billion at September 30, 2009 compared with $1.5 billion at June 30, 2009. The decrease was primarily attributable to a lower fair value of the asset resulting from higher prepayment expectations due to lower interest rates at the end of the third quarter of 2009.

Global Investment Servicing

Global Investment Servicing earned $19 million for the third quarter of 2009 compared with $12 million for the second quarter of 2009 and $34 million for the third quarter of 2008. The increased earnings compared with the linked quarter were the result of higher net operating income due to improved markets and lower operating expense, and a legal contingency reserve recorded in the second quarter of 2009. The decrease in earnings from the prior year quarter reflected lower market levels.

Global Investment Servicing overview:

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Servicing revenue totaled $200 million and increased slightly over the linked quarter. Higher asset based fees resulting from higher equity markets were offset by lower revenue from client reimbursed expenses. Servicing revenue declined $43 million, or 18 percent, from third quarter 2008 due to lower equity market values, high redemption activity and account closures over the past twelve months.

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Operating expense totaled $168 million, a decrease of $2 million, or 1 percent, from the second quarter of 2009 and $19 million, or 10 percent, from the third quarter of 2008. The decreases were largely due to actions taken to reduce costs in response to the market downturn including job and salary actions in certain services and renegotiation of vendor contracts.

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Global Investment Servicing provided accounting/administration services for $795 billion of net fund assets and custody services for $427 billion of fund assets as of September 30, 2009 compared with $774 billion and $399 billion, respectively, at June 30, 2009 and $907 billion and $415 billion, respectively, at September 30, 2008. Increases in both categories over the linked quarter reflected the recovering market and client inflows while the decrease in accounting/administration net fund assets serviced in the prior year comparison was due to market levels and the loss of a client.

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Total fund assets serviced by Global Investment Servicing were $2.2 trillion at September 30, 2009 compared with asset servicing levels of $2.0 trillion at June 30, 2009 and $2.3 trillion at September 30, 2008.

Distressed Assets Portfolio

Distressed Assets Portfolio segment had earnings of $39 million for the third quarter of 2009 compared with $155 million for the second quarter of 2009. Earnings declined primarily due to a higher provision for credit losses and lower net interest income.

Distressed Assets Portfolio overview:

•	Net interest income was $235 million for the third quarter of 2009 compared with $295 million for the second quarter primarily due to lower interest on acquired impaired loans.

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Noninterest income was $19 million for the third quarter compared with $39 million in the linked quarter. The decrease was mainly due to early termination of certain credit insurance and third party servicing contracts and a reduction in recourse reserves in the second quarter.

•	Noninterest expense increased $7 million to $62 million for the third quarter of 2009 compared with the second quarter due to higher levels of other real estate owned expenses in the third quarter.

•	The provision for credit losses of $127 million increased $97 million compared with the linked quarter as a result of an increase in required reserves allocated to this business segment.

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Average loans were $20 billion for the third quarter of 2009 compared with $22 billion in the second quarter of 2009. The decline in average loans was primarily driven by scheduled repayments and net charge-offs.

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Acquired impaired loans declined to $7.8 billion at September 30, 2009 compared with $8.7 billion at June 30, 2009 primarily as a result of paydowns. This segment contained 71 percent of the company’s acquired impaired loans at quarter end.

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Loans in this segment require special servicing and management oversight given current loan performance and market conditions. Consequently, the business activities of this segment are focused on maximizing value within a defined risk profile, including selling assets when the terms and conditions are appropriate.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, asset and liability management activities including net securities gains or losses and certain trading activities, equity management activities, exited businesses, provision for credit losses for conforming credit allowance adjustments related to acquisitions, other integration costs, differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles, corporate overhead and intercompany eliminations.

PNC recorded earnings of $42 million in “Other, including BlackRock” for the third quarter of 2009 compared with a loss of $228 million for the second quarter of 2009. The higher results were attributable to the second quarter special FDIC assessment, the reversal of a portion of an indemnification charge related to certain Visa litigation in the third quarter, gains on private equity and alternative investments activities compared with losses in the second quarter, lower integration costs and higher BlackRock business segment earnings in the third quarter.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 8:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 990-2718 or (706) 643-0187 (international). The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at (800) 642-1687 or (706) 645-9291 (international), conference ID 33973833.

In addition, Internet access to the call (listen only) and to PNC’s third quarter 2009 earnings release, supplemental financial information and presentation slides will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our 2008 Form 10-K and 2009 Form 10-Qs, including in the Risk Factors and Risk Management sections of those reports, and in our other SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	Changes in levels of unemployment.

•	Changes in customer preferences and behavior, whether as a result of changing business and economic conditions or other factors.

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A continuation of recent turbulence in significant portions of the US and global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting our counterparties and the economy generally.

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Our business and financial performance could be impacted as the financial industry restructures in the current environment, both by changes in the creditworthiness and performance of our counterparties and by changes in the competitive and regulatory landscape.

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Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low through 2009 with continued wide market credit spreads, and our view that national economic trends currently point to the end of recessionary conditions in the later half of 2009 followed by a subdued recovery in 2010.

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Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity, and funding. These legal and regulatory developments could include:

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Changes resulting from legislative and regulatory responses to the current economic and financial industry environment, including current and future conditions or restrictions imposed as a result of our participation in the TARP Capital Purchase Program.

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Other legislative and regulatory reforms, including broad-based restructuring of financial industry regulation as well as changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other aspects of the financial institution industry.

•	Increased litigation risk from recent regulatory and other governmental developments.

•	Unfavorable resolution of legal proceedings or other claims or regulatory and other governmental inquiries.

•	The results of the regulatory examination and supervision process, including our failure to satisfy the requirements of agreements with governmental agencies.

•	Changes in accounting policies and principles.

PNC Earns $559 Million in Third Quarter and $1.3 Billion Year-To-Date – Page 12

•

Our issuance of securities to the US Department of the Treasury may limit our ability to return capital to our shareholders and is dilutive to our common shares. If we are unable previously to redeem the shares, the dividend rate increases substantially after five years.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives, and capital management techniques, and by our ability to meet evolving regulatory capital standards.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. This material is referenced for informational purposes only and should not be deemed to constitute a part of this document.

In addition, our recent acquisition of National City Corporation (“National City”) presents us with a number of risks and uncertainties related both to the acquisition itself and to the integration of the acquired businesses into PNC. These risks and uncertainties include the following:

•

The anticipated benefits of the transaction, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

•

Our ability to achieve anticipated results from this transaction is dependent on the state going forward of the economic and financial markets, which have been under significant stress recently. Specifically, we may incur more credit losses from National City’s loan portfolio than expected. Other issues related to achieving anticipated financial results include the possibility that deposit attrition or attrition in key client, partner and other relationships may be greater than expected.

•

Legal proceedings or other claims made and governmental investigations currently pending against National City, as well as others that may be filed, made or commenced relating to National City’s business and activities before the acquisition, could adversely impact our financial results.

•

Our ability to achieve anticipated results is also dependent on our ability to bring National City’s systems, operating models, and controls into conformity with ours and to do so on our planned time schedule. The integration of National City’s business and operations into PNC, which will include conversion of National City’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to National City’s or PNC’s existing businesses. PNC’s ability to integrate National City successfully may be adversely affected by the fact that this transaction has resulted in PNC entering several markets where PNC did not previously have any meaningful retail presence.

In addition to the National City transaction, we grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks, in addition to those presented by the nature of the business acquired, similar to some or all of those described above relating to the National City acquisition.

[TABULAR MATERIAL FOLLOWS]

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

Dollars in millions, except per share data

	Three months ended			Nine months ended
	September 30 2009 (a)	June 30 2009 (a)	September 30 2008	September 30 2009 (a)	September 30 2008
Revenue
Net interest income	$2,222	$2,182	$1,000	$6,709	$2,831
Noninterest income	1,826	1,805	654	5,197	2,683

Total revenue	4,048	3,987	1,654	11,906	5,514
Noninterest expense	2,379	2,658	1,131	7,365	3,269

Pretax, pre-provision earnings	$1,669	$1,329	$523	$4,541	$2,245

Provision for credit losses	$914	$1,087	$190	$2,881	$527

Net income	$559	$207	$259	$1,296	$1,160

Net income attributable to common shareholders	$467	$65	$248	$992	$1,130

Diluted earnings per common share	$1.00	$.14	$.70	$2.17	$3.23
Cash dividends declared per common share	$.10	$.10	$.66	$.86	$1.95

Total preferred dividends declared	$99	$119		$269
TARP Capital Purchase Program preferred dividends	$95	$95		$237
Impact of TARP Capital Purchase Program preferred dividends per common share	$.21	$.21		$.52

SELECTED RATIOS
Net interest margin (b)	3.76%	3.60%	3.46%	3.72%	3.34%
Noninterest income to total revenue (c)	45	45	40	44	49
Efficiency (d)	59	67	68	62	59
Return on:
Average common shareholders’ equity	8.70%	1.52%	7.44%	6.77%	10.91%
Average assets	.81	.30	.72	.62	1.09

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Results for the three months ended September 30, 2009 and June 30, 2009 and for the nine months ended September 30, 2009 include the impact of National City, which we acquired on December 31, 2008.

(b)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended September 30, 2009, June 30, 2009, and September 30, 2008 were $16 million, $16 million, and $9 million, respectively. The taxable-equivalent adjustments to net interest income for the nine months ended September 30, 2009 and September 30, 2008 were $47 million and $28 million, respectively. The adjustments for the three months ended September 30, 2009 and June 30, 2009 and for the nine months ended September 30, 2009 include the impact of National City.

(c)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.

(d)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	September 30 2009 (a)	June 30 2009 (a)	September 30 2008

BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$271,407	$279,754	$145,610
Loans	160,608	165,009	75,184
Allowance for loan and lease losses	4,810	4,569	1,053
Interest-earning deposits with banks	1,129	10,190	329
Investment securities	54,413	49,969	31,031
Loans held for sale	3,509	4,662	1,922
Goodwill and other intangible assets	12,734	12,890	9,921
Equity investments	8,684	8,168	6,735
Noninterest-bearing deposits	43,025	41,806	19,225
Interest-bearing deposits	140,784	148,633	65,729
Total deposits	183,809	190,439	84,984
Borrowed funds	41,910	44,681	32,139
Shareholders’ equity	28,928	27,294	14,218
Common shareholders’ equity	20,997	19,363	13,712
Accumulated other comprehensive loss	1,947	3,101	2,230
Book value per common share	45.52	42.00	39.44
Common shares outstanding (millions)	461	461	348
Loans to deposits	87%	87%	88%

ASSETS ADMINISTERED (billions)
Managed	$104	$98	$64
Nondiscretionary	113	124	105

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$795	$774	$907
Custody assets	427	399	415

CAPITAL RATIOS (b)
Tier 1 risk-based	10.8%	10.5%	8.2%
Tier 1 common	5.5	5.3	5.7
Total risk-based	14.3	14.1	11.9
Leverage	9.6	9.1	7.2

ASSET QUALITY RATIOS
Nonperforming loans to total loans	3.19%	2.52%	1.12%
Nonperforming assets to total loans and foreclosed and other assets	3.50	2.81	1.16
Nonperforming assets to total assets	2.08	1.66	.60
Net charge-offs to average loans (for the three months ended) (annualized)	1.59	1.89	.66
Allowance for loan and lease losses to total loans	2.99	2.77	1.40
Allowance for loan and lease losses to nonperforming loans	94	110	125

(a)	Includes the impact of National City, which we acquired on December 31, 2008.

(b)	The capital ratios as of September 30, 2009 are estimated.

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

BUSINESS SEGMENT EARNINGS AND REVENUE (a) (b)

In millions

	Three months ended			Nine months ended
	September 30 2009 (c)	June 30 2009 (c)	September 30 2008	September 30 2009 (c)	September 30 2008
Earnings (Loss)
Retail Banking	$50	$61	$36	$161	$260
Corporate & Institutional Banking	283	107	90	749	271
Asset Management Group	35	8	26	82	97
Residential Mortgage Banking	91	92		410
Global Investment Servicing	19	12	34	41	97
Distressed Assets Portfolio	39	155		197
Other, including BlackRock (b)	42	(228)	73	(344)	435

Total consolidated net income	$559	$207	$259	$1,296	$1,160

Revenue
Retail Banking	$1,434	$1,467	$662	$4,342	$2,063
Corporate & Institutional Banking	1,316	1,283	443	3,889	1,328
Asset Management Group	225	226	141	701	431
Residential Mortgage Banking	292	332		1,152
Global Investment Servicing	198	188	237	576	702
Distressed Assets Portfolio	254	334		932
Other, including BlackRock (b)	329	157	171	314	990

Total consolidated revenue	$4,048	$3,987	$1,654	$11,906	$5,514

(a)	Our business segment information is presented based on our management accounting practices and management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change. Certain prior period amounts have been reclassified to reflect current methodologies and our current business and management structure.

(b)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our third quarter 2009 Form 10-Q will include additional information regarding BlackRock.

(c)	Includes the impact of National City, which we acquired on December 31, 2008.